                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 5)




                          Winton Financial Corporation
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  976446-10-4
  -----------------------------------------------------------------------------
                                 (Cusip Number)




Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                      (Continued on the following page(s)

                                                SCHEDULE 13G

 CUSIP NO. 74435P-10-4                                                                 PAGE 2 OF 19 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     | Daniel P. Randolph - IRA ###-##-####                                                              |
|     | Daniel P. Randolph - Trustee U/A R. Irene Randolph                                                |
|     |   dtd. 01/13/96                                                                                   |
|     | Daniel P. Randolph - Trustee U/A Ronald I. Oldiges                                                |
|     |   dtd. 03/06/92 ####-##-####                                                                      |
|     | Ritter & Randolph Trust #31-0921225                                                               |
|     | Charles H. Randolph Trust U/A                                                                     |
|     | Ruth A. Randolph Trust U/A                                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ x ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | SOURCE OF FUNDS*                                                                                  |
|     |                                                                                                   |
|     | Owner or Grantors                                                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                                 |
|     | TO ITEMS 2(d) OR 2(e)                                                                       [   ] |
|     |                                                                                              ---- |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | - Both Trust Under the Laws of the State of Ohio                                                  |
|     | - United States of America                                                                        |
|     | - An Ohio General Partnership                                                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     7 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  IRA 28,822 Shares/.0145114                                     |
|                               |       |  Randolph Trust 88,082 Shares/.044348                           |
|          BENEFICIALLY         |       |  Oldgies Trust 6,400 Shares/.0032223                            |
|                               |       |  Ritter & Randolph 1,000 Shares/.0005034                        |
|            OWNED BY           |       |  Charles H. Randolph 5,750 Shares/.002895                       |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     8 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     9 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|              WITH             |       |                                                                 |
|                               |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|                               |    10 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|                               |       |  Ruth A. Randolph 1,300 Shares/.0006545                         |
|                               |       |  Ritter & Randolph 1,000 Shares/.044348                         |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 131,354                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                    |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                |
|     |                                                                                                   |
|     | 6.61349                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  14 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                                                                                                   |
-----------------------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON  D.C.  20549

                                  SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                               (Amendment No. 8)

ITEM 1 (A).  NAME OF ISSUER:

Winton Financial Corporation
-----------------------------------------------------------------------------


ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

5511 Cheviot Road
-----------------------------------------------------------------------------
Cincinnati, OH 45247      (513) 385-3880
-----------------------------------------------------------------------------


ITEM 2 (A).  NAME OF PERSON FILING:

Daniel P. Randolph, Trustee, Daniel P. Randolph, Individual and
Daniel P. Randolph, Managing Partner - Ritter & Randolph
-----------------------------------------------------------------------------


ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

Ritter & Randolph, 105 E. Fourth Street, Suite 1200
-----------------------------------------------------------------------------
         Cincinnati, OH 45202            (513) 381-5700
-----------------------------------------------------------------------------


ITEM 2 (C).  PLACE OF ORGANIZATION:

State of Ohio
-----------------------------------------------------------------------------


ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

Common Stock
-----------------------------------------------------------------------------


ITEM 2 (E).  CUSIP NUMBER:

976446-10-4
-----------------------------------------------------------------------------


ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
                     13D - 2 (B), INDICATE TYPE OF PERSON FILING:


Person filing is a Parent Holding Company, in accordance with
240.13d - 1(b)(ii)(G)
-----------------------------------------------------------------------------

                                     3 of 5

ITEM 4.  OWNERSHIP:

          (a)  Amount of beneficially owned:                                 shares 131,354
                                                                            ---------------------
          (b)  Percent of class:                                                    6.61349%
                                                                            ---------------------
          (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote                               131,354
                                                                                         --------
             (ii) Shared power to vote or to direct the vote                                   0
                                                                                         --------
            (iii) Sole power to dispose or to direct the disposition of                  131,354
                                                                                         --------
             (iv) Shared power to dispose or to direct the disposition of                      0
                                                                                         --------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable
          --------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

          Daniel P. Randolph, Individual Retirement Account - 28,822 Shares Daniel P. Randolph, Trustee Under Agreement, R. Irene Randolph,
            dated 01/13/86 - 88,082 Shares
          Daniel P. Randolph, Trustee Under Agreement, Ronald I. Oldiges,
            dated 03/06/92 - 6,400 Shares
          Ritter & Randolph, Attorneys at Law, an Ohio General Partnership
            1,000 Shares
          Daniel P. Randolph, Trustee Under Agreement, Charles H. Randolph,
            dated 05/28/98 - 5,750 Shares
          Daniel P. Randolph, Trustee Under Agreement, Ruth A. Randolph, dated 07/29/82 - 1,300 Shares

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          Identification:  N/A
                           ---------------------
          Classification:  (B) A Bank as defined by Section
                           --------------------------------
                           3(A)(6) of the Act.
                           -------------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not Applicable
          --------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable
          --------------



                                     4 of 5

ITEM 10.  CERTIFICATION

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.


By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   1/16/98
     --------------



By:  /s/ DANIEL P. RANDOLPH
    -------------------------
     Daniel P. Randolph
     Individually, Trustee
     Managing Partner





                                     5 of 5